EXHIBIT 10.18

SOFTWARE LICENSE AGREEMENT

THIS SOFTWARE LICENSE AGREEMENT (the “Agreement”) is made as of December 9, 2014 (the “Effective Date”) by and between Pear Therapeutics, Inc. (“Pear”), a Delaware corporation having its principal place of business at 55 Temple Place, Floor 3, Boston MA 02111, and Behavioural Neurological Applications and Solutions Inc. (“Licensor”), having his principal place of business at 100 College Street, Suite 213, Toronto, ON M5G 1L5.

WHEREAS Licensor owns and operates a suite of software applications called Megateam, which are software solutions for treating mental health conditions including ADHD (i.e., the Applications);

WHEREAS, Licensor licenses the Applications in the form of a software development kit (“SDK”). The SDK is a customized version of the Applications, which includes clinical data tables, clinical data, sample user interface modules, the Application and application program interfaces (“API”) to permit third party developers to build bridges or interfaces to communicate with and import and export data to and from the Applications;

WHEREAS Pear desires to obtain a license to the Licensor Products in order to allow Pear to embed a customized version of the Licensor Products into its own software and content offerings (i.e., the Pear Application) in order to create Integrated Products for use by healthcare professionals and patients worldwide, subject to the terms and conditions set forth in this Agreement; and

WHEREAS Licensor is willing to enter into an agreement with Pear whereby Licensor will provide Pear with a license to the Licensor Products in order for Pear to create Integrated Products and license such Integrated Products to Pear’s Users, as well as to provide related services to Pear, including customization of the Applications, support and maintenance services, development services, training, and other professional services, on the terms set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS.

Capitalized terms used but not defined in the body of this Agreement will be as defined in Exhibit A. The meanings given to terms in this Agreement are equally applicable to both the singular and the plural forms of the terms as the context may require.

2. LICENSE.

2.1 Grant of Licenses. During the License Term and subject to the terms of this Agreement, Licensor hereby grants Pear a worldwide, non-transferable (except as permitted in the Agreement) right and license for Pear to do the following:

2.1.1 Create Combination Products: to combine and package the Licensor Products with pharmaceutical drugs, medical foods, and/or food supplements to be marketed as a single product offering as a Combination Product;

2.1.2 Commercialize Combination Products: to commercialize and distribute, by way of sublicense to Users, theCombination Product in object code format only, which shall include: (a) the right to use the Content portion of the Licensor Products in Combination Products; and (b) as part of Stand-alone Offerings;

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2.1.3 Create Integrated Products: to use the source code to the SDK, including the APIs to adopt, modify,utilize, incorporate, embed and/or enhance the Licensor Products for the purpose of creating Integrated Products;

2.1.4 Commercialize Integrated Products: to license, sublicense and distribute to Users the Licensor Products inobject code format only as part of and included in any Integrated Products created by Pear, as part of a comprehensive product offering which may include, without limitation, compliance software, medical support, and data outcomes monitoring, as created by Pear;

2.1.5 Branding: to create the branding of Integrated Productswith marks of Pear’s choosing, provided thatLicensor is clearly identified as creator of the Applications and Content (e.g., “powered by Licensor” or comparable ingredient branding agreed upon by the parties);

2.1.6 Reseller: to distribute, license, sublicense and distribute to Users the Licensor Products in object codeformat only on a stand-alone basis, including permitting Users to access and use the Content;

2.1.7 Sub Distribution: Pear’s license rightsset out in subsections 2.1.2, 2.1.4 and 2.1.6 include the right for Pearto distribute Licensor Products to its Users directly or indirectly through Pear’s distributors, OEMs and resellers; and

2.1.8 Clinical Studies: to use the Licensor Products and the Integrated Products in clinical validation studies.

The license right granted above to Pear by Licensor will be exclusive (including as to Licensor) with respect to the right granted in Subsection 2.1.2(a) above (i.e., with respect to use of the Licensor Products in connection with the creation of Combination Products), and non-exclusive with respect to all other rights granted to Pear in the Licensor Products under Section 2.1. In addition, all of the foregoing rights granted under Section 2.1 will be permissive but not obligatory; meaning that (unless otherwise expressly set forth in the Agreement to the contrary) Pear will not be under any obligation to use the Licensor Products and/or the Content in any manner whatsoever unless it so chooses.

2.2 Restrictions. Except as expressly permitted in this Agreement, Pear will not (and will not permit third parties to):

(a) (except as necessary to exercise the rights set forth in Section 2.1, above) distribute, rent, or otherwise transfer any rights in the Licensor Products;

(b) except as necessary in the creation of Integrated Products, or pursuant to Section 3.17, modify the Applications. In addition, changes to the Integrated Products that involve further modifications of any customized version of the Applications provided by Licensor will be subject to mutual agreement of the parties, including around the reasonable costs involved to make any such changes;

(c) except as permitted by applicable law, reverse engineer, decrypt, decompile, or disassemble the Licensor Products; or

(d) use the Licensor Products in any manner or for any purpose not authorized or contemplated by this

Agreement.

2.3 Limitations on License. Notwithstanding the foregoing, if Pear does not secure the rights to sell Acceptable Drugs in conjunction with the Combination Products, the license granted pursuant to Section 2.1.2(a) will revert to a non-exclusive license.

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3. RESPONSIBILITIES OF THE PARTIES.

3.1 Responsibilities of Licensor. Licensor will have primary responsibility for performing the following tasks and providing the following services:

3.1.1 Delivery. Licensor will deliver the Licensor Products in the manner set forth in Exhibit B. Unless otherwise specified in Exhibit B, or in any amendment hereto, Licensor will deliver all Licensed Products electronically to the location(s) designated by Pear. Suppler will deliver patches, updates, and upgrades to the Licensed Products in accordance with the terms set forth in a separate agreement.

3.1.2 Integration. Licensor will work with Pear (for a mutually agreed upon duration of at least 60 days), to integrate the Licensor Products (i.e., the customized version of the Applications into the Integrated Product); both parties will work in good faith to insure that the integration will not materially impact the core operation of the Applications. If, during the foregoing mutually agreed upon integration period, the Licensor Products do not perform in accordance with the applicable specifications therefor, or Pear is unable to integrate the Licensor Products into the Integrated Products, Pear may return the Licensor Products and Licensor will refund to Pear all amounts paid for the such Licensor Products.

3.1.3 Clinical Validation. Licensor will provide access to all newly created clinical data involving the Applications as well as, where feasible, access to all existing clinical data. Licensor will also provide services related to further clinical validation of the Applications in combination with drugs. Services shall specifically include the composition of grant applications for clinical validation studies, as well as assistance with any funded clinical validation studies. Costs associated with these activities shall be covered by Pear at reasonable rates to be agreed by both parties.

3.1.4 Enhancement Requests. Licensor and Pear shall enter into a separate agreement for any enhancement requests made by Pear.

3.1.5 Additional Services. Licensor and Pear shall enter into a separate agreement for any other services requested by Pear.

3.1.6 Support and Maintenance. In exchange for the payment of the Support and Maintenance fees set forth in a separate agreement, if Pear so elects, Licensor will provide Pear with the Support and Maintenance Services (collectively, “Support”) more fully described in a separate agreement, which, for greater certainty, shall only consist of Tier 2 background support in relation to the Licensor Products.

3.2 Responsibilities of Pear. Subject to the Confidentiality provisions in Exhibit D, Pear will provide Licensor with access to any evaluations, methodology and the data produced through use of the Integrated Products that Pear’s partners/licensor allow Pear to access and provide (collectively, “Product Data”); provided that, Licensor may only use such Product Data for Licensor’s internal research purposes only. Without limiting the generality of the foregoing, and by way of illustration, (a) Licensor may not use any Product Data to market any end users on behalf of a competitive product or service; (b) the Product Data will not contain any personally identifiable information; and (c) such Product Data will be owned by Pear.

3.3 Mutual Obligations of the Parties. Unless agreed by the parties, this Agreement does not set forth any specific service level agreements for customer support. Absent further agreement, Pear will respond to any support requests arising from Users that relate specifically to the Pear Customizations or any Pear functionality or data contained in the Integrated Product. Licensor will provide customer support regarding any and all issues arising from the Licensor Products themselves in accordance with its standard support practices and levels.

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4. HIPAA REQUIREMENTS.

4.1 Compliance with HIPAA. Licensor acknowledges that any Pear Data transmitted to Licensor hereunder may be subject to federal and state laws, rules and regulations relating to among other subjects, the confidentiality, privacy or security of patient information, including without limitation, the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191.45 C.F.R. Part 160, 162, 164 (“HIPAA”) and the applicable regulations promulgated thereunder. The parties will at all times comply with the applicable provisions of such laws, rules, and regulations and with the applicable corporate policies and provision of the parties, with respect to the performance of their obligations under this Agreement, with respect to the confidentiality, privacy and security of Protected Health Information (“PHI”) and electronic Protected Health Information, as defined in 45 C.F.R. § 164.501 (“ePHI”). For purposes of this Agreement, PHI means individually identifiable information as defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164. Cross border data considerations and protocols will be designed by Pear to ensure compliance.

5. REQUIREMENTS REGARDING USERS.

5.1 User License Agreement. For Combination Products that have a shrink wrap End User License Agreement (an “EULA”), Licensor shall deliver to Pear the required EULA for delivery to the User. Pear shall deliver to the User with each such Combination Product and the appropriate EULA packaged correctly such that the User must perform the necessary steps to agree to the terms of the EULA prior to the User being able to use the Combination Product. For those Combination Products that do not have an associated shrink wrap EULA, Pear shall require the User to execute an EULA, in a form mutually agreed to by Pear and Licensor prior to delivering the Combination Product to the User. In the event that a prospective User desires to amend or change the EULA, such amendments or changes shall require Licensor’s prior written approval.

5.2 User Information and Reporting. Pear shall obtain from each User such information as required by Licensor from time to time and, if necessary, the consent of such User to collect such information and consent to provide such information to Licensor; provided that, notwithstanding the foregoing, Licensor shall not require any personally identifiable or personal health information. Within ten (10) business days after the end of each calendar quarter and upon the expiration or termination of this Agreement, Pear shall provide Licensor with the required information collected from each End User.

5.3 No Representations. Pear shall not:

(i) make any representations to any Person regarding the performance and functionality of the Combination Product or Stand-alone Product other than those contained in Licensor’s published specifications; or

(ii) hold itself out as an agent of Licensor and shall not, nor attempt to, negotiate any contractual arrangement as agent of Licensor, sign any agreement as if it is Licensor or otherwise bind Licensor to any contractual arrangement with a third Person, other than to deliver to an End User an EULA.

6. FEES.

6.1 License Fees. In consideration of the licenses granted to Pear herein, Pear will pay Licensor the license fees set forth in Exhibit B (the “License Fee”).

6.2 Reimbursement of Expenses. Pear will reimburse Licensor for all reasonable out-of-pocket expenses incurred by Licensor in performing services under Section 3.15 of this Agreement provided such expenses are approved in writing by Pear in advance. Such out-of-pocket expenses may include: reasonable travel expenses, other than for normal commuting, including airfares, rental vehicles, and highway mileage in company or personal vehicles at the then current IRS approved rate, and meals and lodging. Licensor shall submit an itemized statement of Licensor’s expenses due under this Section 6.2, including receipts and other documentation, on a monthly basis. Pear shall reimburse Licensor within forty-five (45) days from the receipt of each statement by Pear.

7. STANDARD LEGAL TERMS AND CONDITIONS: The Standard Legal Terms and Conditionsgoverning this Agreement are contained in Exhibit D and incorporated herein by reference.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PEAR THERAPEUTICS, INC.:	LICENSOR:

By:	By:
Name:	Name:	Scott Woodrow
Title:	Title:	CEO
Date:	Date:	12 / 29 / 2014

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